UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Rule 14a-101

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ___)

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AURA SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

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Aura Systems, Inc.

10541 Ashdale St.,

Stanton, California 90680

(310) 643-5300

____________________________________

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

TO BE HELD            , 2017

____________________________________

To the Stockholders of Aura Systems, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Aura Systems, Inc. (the “Company”) will be held on                , 2017, at               a.m., Pacific Time, at              , for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	to elect a Board of Directors of five members to hold office until the next Annual Meeting of stockholders and until their respective successors have been duly elected and qualified;
2.	to approve an amendment to our Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board of Directors, a reverse stock split of all of the outstanding shares of the Company’s common stock, whereby each seven (7) shares would be combined and changed into one (1) share of common stock;
3.	to approve, by non-binding advisory vote, the compensation of the Company’s named executive officers;
4.	to recommend, by non-binding advisory vote, the frequency of future non-binding advisory votes to approve the compensation of the Company’s named executive officers;
5.	to ratify the appointment of KSP Group, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018; and
6.	to transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on                   , 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  A list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours in the office of the Secretary of the Company during the ten days prior to the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we urge you to vote your shares as described in the enclosed materials (1) via the toll-free telephone number, (2) over the Internet, or (3) you may sign, date and mail the proxy card in the enclosed envelope. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

Your vote is very important, and we appreciate you taking the time to review the proxy material and to vote. We hope to see you at the meeting.

Cordially,

Melvin Gagerman

Chief Executive Officer, Acting Chief Financial Officer and Director

, 2017

AURA SYSTEMS, INC.

10541 Ashdale St.,

Stanton, California 90680

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aura Systems, Inc. (the “Company”, “Aura”, “we”, “us” or “our”) for the annual meeting of stockholders to be held on                  , 2017 (the “Annual Meeting”) at                  , and any postponements or adjournments thereof.  Any stockholder giving a proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person.

All proxies will be voted as directed by the stockholder on the proxy card; and, if no choice is specified, they will be voted:

1.	“FOR” the five Directors nominated by the Board of Directors;
2.	“FOR” the proposed amendment to our Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board of Directors, a reverse stock split of all of the outstanding shares of the Company’s common stock, whereby each seven (7) shares would be combined and changed into one (1) share of common stock (which is referred to in this Proxy Statement as the “Reverse Split”);
3.	“FOR” the approval on an advisory basis of the compensation of the Company’s named executive officers;
4.	For “ONE YEAR” with respect to the frequency of future non-binding advisory votes to approve the compensation of the Company’s named executive officers;
5.	“FOR” the ratification of the appointment of KSP Group, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018; and
6.	at the discretion of the proxy holders, with regard to any other matter that is property presented at the Annual Meeting.

Your cooperation in promptly returning the enclosed proxy card will reduce our expenses and enable management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

Only stockholders of record at the close of business on              (the “record date”), are entitled to receive notice of and to vote at the Annual Meeting.  On that date, we had outstanding              shares of common stock.  The shares of common stock vote as a single class.  Holders of shares of common stock on the record date are entitled to one vote for each share held.  The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

In accordance with Delaware law, abstentions and “broker nonvotes” (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a proxy received from a broker or other nominee holding shares on behalf of a client does not contain voting instructions on a “non-routine” matter because the broker or nominee has not received specific voting instructions from the client with respect to such non-routine matter. With the exception of the proposal to ratify the appointment of KSP Group, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018, the proposals in this Proxy Statement are non-routine matters, and, accordingly, for all such other matters, the brokerage firm cannot vote your shares on those proposals without your instructions.

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Broker non-votes and abstentions will be treated as votes “against” the approval of the proposed amendment to our Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board of Directors, a reverse stock split. In addition, abstentions will be treated as votes “against” the ratification of the appointment of KSP Group, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018. However, for all other proposals in this Proxy Statement, abstentions and broker non-votes are not considered “votes cast” and, therefore, will not have an effect on, the results of the votes on such proposals.

This Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy are being mailed or delivered to stockholders on or about                  , 2017.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies.  Any such adjournment will require the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

The cost of preparing, assembling, printing, and mailing the materials, the Notice and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by us. We have engaged Laurel Hill Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $$7,500 in the aggregate. We will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations.  The original solicitation of proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation will be paid to such individuals on account of such activities.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES AS DESCRIBED IN THE ENCLOSED MATERIALS (1) VIA THE TOLL-FREE TELEPHONE NUMBER, (2) OVER THE INTERNET, OR (3) YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE.  THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Our Amended and Restated Bylaws provide for a Board of no less than five Directors.  Consequently, at the Annual Meeting, five Directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than five persons.

Pursuant to a recent agreement with certain of our secured creditors and two other parties, as further described in “Amendment to 2013 Securities Purchase Agreement” in the section entitled “Related Party Transactions,” the Company has agreed to elect a new board of at least five directors. Accordingly, three of our current directors, Salvador Diaz-Verson, Jr., Melvin Gagerman and Robert Kopple, have all agreed not to stand for re-election at the Annual Meeting. In addition, two of our current directors, Robert T. Lempert and David Mann, each of whom were appointed to the Board on November 28, 2017 to fill Board vacancies, have also chosen not to stand for re-election at the Annual Meeting. Our Nominating Committee has nominated for election as Directors the five persons named below. Each of the five nominees nominated for election as a Director was initially identified as a potential director by Mr. Melvin Gagerman, a Director and the Chief Executive Officer and acting Chief Financial Officer of the Company. All of the five nominees nominated for election as Directors have indicated that they are able and willing to serve as Directors.

Unless otherwise instructed, the proxy holders intend to vote the shares of common stock represented by the proxies in favor of the election of these nominees.  If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.  Directors are elected by a plurality of the votes cast.

The table below sets forth the names of the nominees, together with their ages, principal occupations and the offices they hold.

Name	Age	Title
Roland J. Bopp	65	President and CEO of Renewable Energy LLC
Ronald J. Buschur	53	President, CEO and Director of PROplus Technology Inc.
Michael Paritee	54	Managing Partner of Serrada LLC
Jonathon Sloane	59	Management Principal of Sloane Partners
Gary Wells	69	Director, Wells’ Dairy

Business Experience of Director Nominees

Roland J. Bopp – Mr. Roland Bopp has more than 20 years of executive leadership in telecom service organizations throughout North America, Central, and South America, as well as Western and Eastern Europe. He has broad, senior, global corporate/operating experiences which include environmental, sustainability and clean technology companies. Mr. Bopp has a proven track record of building rapidly growing businesses, increasing profitability, and creating significant shareholder value in several industry sectors under various business conditions. Mr. Bopp has served as Chairman, President & Chief Executive Officer of the Americas for Deutsche Telekom Inc., a subsidiary of Deutsche Telekom AG of Germany as well as US Chief Executive Officer and Managing Director of Mannesmann. At Mannesmann North America, Mr. Bopp was instrumental in expanding the business from $300 million to over $ 3.0 billion over a fifteen-year time span. Mr. Bopp has also served as an Operating Advisor at Pegasus Capital Advisors; L.P. Mr. Bopp holds a BA and an MBA from Julius-Maximilians University in Würzberg, Germany and an MBA from Clark University.

Mr. Bopp’s background and experience dealing with major international organizations as well as his experience in industrial applications will provide the Company with the required insight to pursue international business for its mobile power solution as well as potentially restart the previous line of electromagnetic linear actuator.

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Ronald J. Buschur – Mr. Ronald Buschur is a senior executive with extensive international resources, experience, and broad global relationships. Consistently successful in defining real-time business strategies, increasing profitability, improving market share and translating these techniques into high-impact financial results. Mr. Buschur has a proven and global track record in business, and has run formerly listed NASDAQ technology company Powerwave Technologies, Inc., a Delaware corporation (“Powerwave”), as CEO. Prior to joining Powerwave, Mr. Buschur served as President and Chief Operating Officer at HMT Technologies in Silicon Valley and has been consistently involved in cutting edge technology development and deployment in the United States, Europe, Middle East, and Asia. Mr. Buschur holds a B.A in Business Administration and Management. Powerwave filed for bankruptcy protection under chapter 11 of the U.S. bankruptcy code on January 28, 2013. At that time, Mr. Buschur was the Chief Executive Officer and a director of Powerwave. Powerwave was subsequently liquidated and ceased operations and the bankruptcy case was concluded under chapter 7, at which time, Mr. Buschur was not affiliated with Powerwave.

Mr. Buschur’s background and contacts will provide the Company with the opportunity to explore applications in the telecommunication business for the AuraGen mobile power solution.

Michael Paritee – Mr. Michael Paritee has 30 years of leadership experience in the automotive and transportation industries. His experience covers many diverse areas: early stage ventures, product development, business strategy, finance, channel development, and manufacturing. In addition to managing major industry initiatives and large organizations in multiple regions of the world, Mr. Paritee has experience in the development of conventional electric and hydrogen fueled vehicles; being an expert in advance vehicle deployment and commercialization of emerging technologies. Mr. Paritee has served as the program manager for the General Motors S-10 electric truck program, head of operation planning for the EV-1 program, and program executive for the first 700 Bar Hydrogen fueling station developments in North America. Mr. Paritee is currently the Managing Partner of Serrada LLC, which is focused on business development in the renewable transportation and energy sectors. His formal undergraduate education is in Industrial Engineering and his executive MBA education is in business strategy and finance.

Mr. Paritee’s background and experience will help the Company in pursuing automotive transportation and utility sector opportunities for the AuraGen Mobile Power solution.

Gary Wells – Mr. Gary Wells is the previous Chief Executive Officer of Wells’ Dairy and is a current Wells’ Dairy Board member. Gary joined Wells’ Dairy in 1970 after receiving his BS Degree from Marquette University, where he majored in marketing and finance. In 1985, he was promoted to Executive Vice President of Wells’ Dairy before being named its CEO in 2001. Gary has served on the Boards of several companies during his career, as well as on the Advisory Board of the Federal Reserve Bank of Chicago. In the Dairy industry, Mr. Wells served as Chairman of the International Ice Cream Association and International Dairy Foods Association in 2004 & 2005. In 2006 Mr. Wells was honored by Marquette University’s College of Business Administration as its distinguished Alumni of the Year. In 2010 Mr. Wells co-founded SEEQU, an Internet based communication, social, and commerce application soon to be released in Apple’s App Store.

Mr. Wells’ background and experience would provide the Company into the required insight, knowledge, and contacts to pursue the Company’s Electric Transport Refrigeration business for the AuraGen mobile power solution.

Jonathan G. Sloane – Mr. Jonathan G. Sloane is the Managing Principal of Sloane Partners, a strategic consulting firm, which advises companies on governance, revenue opportunities, business strategy, and succession. His past experience includes being Co-CEO and Director of Century Bancorp, Inc. and Century Bank and Trust Company. Mr. Sloane is a proven public company executive with valuable corporate governance capabilities. With extensive experience building winning teams and engaging clients, Mr. Sloane has been able to deliver consistent results and build sustainable organizations. He looks for market niches, industry disruption, and believes in revenue diversification. Mr. Sloane also has an impressive community service record with leadership positions on numerous charitable Boards. Mr. Sloane has a BA degree in economics from Tufts University as well as multiple graduate education programs in numerous financial, business and banking.

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Mr. Sloane’s background and experience in the financial services industry will provide the Company with the required insight dealing with banks and lenders as the Company expands its operations.

Information pertaining to Mr. Gagerman, a director who has elected not to stand for re-election, and an executive officer of the Company, may be found in the section entitled “Executive Officers.”

Stockholder Communications with the Board of Directors/Attendance at Annual Meeting

A stockholder may contact one or more of the members of the Board of Directors in writing by sending such communication to the Secretary at our address.  The Secretary will forward stockholder communications to the appropriate director or directors for review.  Anyone who has a concern about the Company’s conduct or about our accounting, internal accounting controls or auditing matters, may communicate that concern to the Secretary or any member of the Board of Directors at our address.

We encourage individual directors to attend the Annual Meeting.  We did not hold an annual meeting of stockholders in 2016.

Board of Directors Leadership Structure and Risk Oversight

Board Leadership Structure.  From 2006 until 2015, the positions of Chief Executive Officer and Chairman of the Board were both held by Mr. Melvin Gagerman. In late 2015, the Board appointed Warren Breslow as Chairman of the Board. Mr. Breslow resigned from the Board in March 2017. The Board has historically believed that the combined role of Chairman and Chief Executive Officer was the most effective leadership structure for the Company and in the best interests of its stockholders.  Going forward, the Board believes that the separation of the Chairman and CEO roles allows the CEO to focus time and energy on operating and managing Aura and leverages the Chairman’s experience and perspectives. The Board periodically reviews the leadership structure to determine whether it continues to best serve Aura and its stockholders.

Board Risk Oversight.  Risk management is primarily the responsibility of our management.  However, the Board has responsibility for overseeing management’s identification and management of those risks.  The Board considers risks in making significant business decisions and as part of our overall business strategy.  The Board and its committees, as appropriate, discuss and receive periodic updates from senior management regarding significant risks to us in connection with the periodic review of our business plan and in the Board’s review of strategy and major transactions.

The Board’s committees also assist the Board in overseeing the management of risks within the areas delegated to that committee, which in turn report to the full Board, as appropriate.  The Audit Committee, which is comprised solely of independent directors, is responsible for risks relating to its review of our financial statements and financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and reviewing related party transactions.  The Compensation Committee is responsible for monitoring risks associated with our compensation programs.  Each committee has full access to management.

Board of Directors and Committee Meetings

Our Board of Directors held three meetings during the year ended February 28, 2017.  Each Director attended more than 75% of the Board meetings and committee meetings of which he was a member during fiscal 2017. At the Company’s last annual meeting of stockholders held in 2011, all of the Company’s directors serving at that time attended the annual meeting.

Director Independence

Using the definition of “independence” included in the listing rules of The Nasdaq Stock Market, our Board has determined that director Mr. Diaz-Verson is independent.

None of our directors or executive officers is related to one another.

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Board Committees

The Board maintains the following committees to assist it in discharging its oversight responsibilities.  The current membership of each committee is indicated in the table above which sets forth the names of the Directors.

Audit Committee - The Audit Committee does not have a formal charter but is responsible primarily for overseeing the services performed by our independent registered public accounting firm, evaluating our accounting policies and system of internal controls, and reviewing our annual and quarterly reports before filing with the Securities and Exchange Commission (“SEC”). The sole current member of the Audit Committee is Mr. Salvador Diaz-Verson. Mr. Breslow had also been a member of the Audit Committee prior to his resignation as a director in March 2017. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the SEC. While the Board recognizes that the Board member serving on the Audit Committee does not meet the qualifications required of an “audit committee financial expert,” the Board believes that the appointment of a new director to the Board of Directors and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current member of the Audit Committee, including such member’s ability to read and understand fundamental financial statements, is sufficient to adequately discharge the Audit Committee’s responsibilities.

Compensation Committee - The Compensation Committee does not have a formal charter but reviews and recommends to the full Board the amounts and types of compensation to be paid to the Chairman and Chief Executive Officer; reviews and approves the amounts and types of compensation to be paid to our other executive officers and the non-employee directors; reviews and approves, on behalf of the Board, salary, bonus and equity guidelines for our other employees; and administers our 2006 Stock Option Plan. The Compensation Committee is currently comprised solely of Mr. Diaz-Verson. Mr. Breslow had also been a member of the Compensation Committee prior to his resignation as a director in March 2017. Mr. Breslow has provided loans to us in the aggregate principal amount of $14,930,041. For a discussion about Mr. Breslow’s loans to us, see “Related Party Transactions”.

Nominating Committee - The Nominating Committee does not have a formal charter but assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and helps develop and implement our corporate governance guidelines. The Nominating Committee also considers nominees proposed by stockholders. The Nominating Committee currently consists of Mr. Diaz-Verson.

Special Committee - In September 2016, the Board of Directors appointed Messrs. Gagerman and Diaz-Verson to a Special Committee to seek to negotiate restructuring agreements with each of Mr. Breslow and Mr. Kopple, to review the Company’s relationships with each of Mr. Breslow and Mr. Kopple, to independently assess the transactions with each of Mr. Breslow and Mr. Kopple, and to undertake such other inquiries and investigations, and make such recommendations, as the Special Committee considers in the best interests of the Company and its stockholders as a whole. See the related party transactions disclosure in the section entitled “Related Party Transactions”.

Audit Committee Report

The Audit Committee has, in the course of its duties, reviewed and discussed with management the audited financial statements, and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.  The Audit Committee has also received the appropriate auditors disclosures regarding the auditors’ independence as required by Independence Standards Board Standard No. 1 and discussed with them its independence.  Based on the foregoing, the Audit Committee, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2017.

Audit Committee Member

Salvador Diaz-Verson

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Non-Employee Director Compensation

Although we do not currently compensate our directors in cash for their service as members of our Board of Directors, the Board may, in its discretion, elect to compensate directors for attending Board and Committee meetings and to reimburse directors for out-of-pocket expenses incurred in connection with attending such meetings. Additionally, our directors are eligible to receive stock options under the 2011 Directors and Executive Officer Stock Option Plan. During fiscal 2017, no Directors received any stock options. There are no payments due to any directors upon their resignation or retirement as members of the Board.

Biographical information with respect to our director nominees is provided above.

Executive Officers

The following sets forth certain information regarding the executive officers of the Company:

Name	Age	Title
Melvin Gagerman	75	Chief Executive Officer, Acting Chief Financial Officer and Director

Melvin Gagerman. Mr. Gagerman is a CPA and has been a director and our Chief Executive Officer and acting Chief Financial Officer since we emerged from Chapter 11 proceedings on January 31, 2006. As Chief Executive Officer Mr. Gagerman formulates policies, defines our values, directs the operations of the business and defines our corporate culture. He is also responsible for overseeing our other executive officers. Mr. Gagerman has many years of experience in performing these duties and a strong background in accounting and financing. Prior to joining Aura, Mr. Gagerman served as the Chief Executive Officer of a number of companies including Surface Protection Industries and Applause. Mr. Gagerman has also served as Managing Partner of Good, Gagerman & Berns, an accounting firm, National Audit Partner for Laventhol and Horwath, and Audit Supervisor at Coopers and Lybrand. As the Chairman of the Board, Mr. Gagerman’s background and experience provides the Board with a solid understanding of the business issues and financial planning and execution required by the business. Mr. Gagerman is currently serving as our Chief Financial Officer while we search for a permanent candidate for that position.

EXECUTIVE COMPENSATION

Executive Compensation Policy and Objectives

Historically, our policy in compensating executive officers, including the executive officer named in the Summary Compensation Table, was to establish methods and levels of compensation that will:

●	attract and retain highly qualified personnel, and
●	provide meaningful incentives to promote profitability and growth and reward superior performance.

To achieve these policies, we followed the basic principles that annual compensation should be competitive with similar companies and long-term compensation should generally be linked to the Company’s return to stockholders and that compensation for individual executives should be aligned to the performance of areas of the business over which the executive has the most control.

Executive compensation policies were implemented through a combination of annual and long-term methods of compensation. Compensation for the named executive officers included:

●	base salary,
●	eligibility to receive annual cash bonuses, and
●	stock-based compensation in the form of stock options.

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These primary components were available for flexible use by our company in a manner designed to effectively implement our stated objectives with respect to compensation arrangements for each of the executive officers.  Each of these components is discussed in more detail below.  When setting the compensation arrangements for each executive officer, the Compensation Committee considers these components individually, as well as on an aggregate (total compensation) basis.  There is no pre-determined relationship between base salary of our executives and any of the other principal components of compensation.  Each element of compensation was considered both individually and in terms of total overall compensation.

During the first half of fiscal 2016, the Company significantly reduced operations due to lack of financial resources. During the second half of fiscal 2016 the Company’s operations were disrupted when the Company was forced to move from its facilities in Redondo Beach, California to a smaller facility in Stanton, California. Operations during the second half of fiscal 2016 were sporadic. During fiscal 2017, the Company suspended its engineering, manufacturing, sales, and marketing activities to focus on renegotiating numerous financial obligations. As a result of the Company’s financial difficulties, Mr. Gagerman is the Company’s only executive officer as of the date of this Proxy Statement. For the fiscal year ended February 29, 2016, the Company accrued $360,000 for Mr. Gagerman’s base salary, however due to the Company’s financial constraints Mr. Gagerman has not been paid any base salary for fiscal year 2016. It is expected that the Company will pay Mr. Gagerman his fiscal year 2016 base salary when and if the Company generates sufficient revenue to do so. In the fiscal year ended February 28, 2017, Mr. Gagerman waived his right to any salary for services performed during fiscal years 2017 and 2018. Currently, Mr. Gagerman is eligible to earn a discretionary bonus in connection with services performed during the 2017 calendar year.

The following table summarizes all compensation earned for the fiscal years ended February 28, 2017 and February 29, 2016, to the individual who served as our chief executive officer during fiscal 2017. We had no other officers who would qualify as “named executive officers” as such term is defined in Item 402 of Regulation S-K and serving in such capacity at any time during the year ended February 28, 2017 (the “Named Executive Officer”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)

Melvin Gagerman (1)	2017	-	(2)	-	-	-	(3)	-
Chief Executive Officer, Acting Chief Financial Officer	2016	$360,000		-	-	$44,961	(4)	$404,961	(5)

(1)	Mr. Gagerman was elected Chairman and Chief Financial Officer effective February 1, 2006 and was elected President and Chief Executive Officer effective May 25, 2006.
(2)	For additional information, see “--Employment Contracts, Termination of Employment Contracts and Change in Control Arrangements” below.
(3)	No bonuses or stock awards were granted to Mr. Gagerman for fiscal 2017. No amounts are indicated for perquisites and other personal benefits for fiscal 2017, as the value provided did not exceed $10,000.
(4)	Represents $24,000 in automobile allowance, $13,022 for the cost of life and long-term care insurance premiums, and $7,939 in medical expense reimbursements.
(5)	Mr. Gagerman’s salary of $360,000 for fiscal 2016 was not paid but was accrued.

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Outstanding Equity Awards at 2017 Fiscal Year-End

The following table summarizes certain information regarding the number and value of all options to purchase our common stock held by our Named Executive Officer for the year ended February 28, 2017. No stock awards or equity incentive plan awards were issued or outstanding during fiscal 2017.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Melvin Gagerman	1,100,000	0	--	$0.75	2/28/20
Melvin Gagerman	1,400,000	0	--	$0.75	6/2/21
Melvin Gagerman	1,000,000	0	--	$0.50	6/2/21

Option Exercises and Stock Vesting During 2017

No stock options were exercised during fiscal 2017 by the Named Executive Officer. No stock awards were issued or outstanding during fiscal 2017.

Employment Contracts, Termination of Employment Contracts and Change in Control Arrangements

We do not currently have any employment agreements with any of our Named Executive Officers.

For the fiscal year ended February 29, 2016, the Company accrued $360,000 for Mr. Gagerman’s base salary, however due to the Company’s financial constraints Mr. Gagerman has not been paid any base salary for fiscal year 2016. It is expected that the Company will pay Mr. Gagerman his fiscal year 2016 base salary when and if the Company generates sufficient revenue to do so. In the fiscal year ended February 28, 2017, Mr. Gagerman waived his right to any salary for services performed during fiscal years 2017 and 2018. Currently, Mr. Gagerman is eligible to earn a discretionary bonus in connection with services performed during the 2017 fiscal year.

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Potential Payments to the Named Executive Officers Upon Termination or Change in Control

The Named Executive Officers is not entitled to any payments or benefits upon termination, whether by change in control or otherwise, other than benefits available generally to all employees.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the extent of our knowledge, certain information regarding our common stock owned as of October 31, 2017 (i) by each person who is known to be the beneficial owner of more than 5% of our outstanding common stock, (ii) by each of our Directors and the Named Executive Officer in the Summary Compensation Table, and (iii) by all Directors and current executive officers as a group:

Beneficial Ownership Table

Beneficial Owner	Number of Shares of Common Stock	Percent of Common Stock (1)
Melvin Gagerman (2)	7,363,284	5.8%
Salvador Diaz-Verson, Jr. (3)	717,445	.57%
Robert Kopple(4)	25,349,089	20.0%
Nominee Roland J. Bopp	—	—
Nominee Ronald J. Buschur	—	—
Nominee Michael Paritee	—	—
Nominee Gary Wells	2,395,262	1.9%
Nominee Jonathon Sloan
All current executive officers and Directors as a group (three individuals)(5)	33,503,307	26.46%

5% Stockholders
None other than the Directors named above

* Less than 1% of outstanding shares.

(1)	Beneficial ownership is determined in accordance with rules of the SEC. The calculation of the percentage of beneficial ownership is based upon 126,602,875 shares of common stock outstanding on October 31, 2017. In computing the number of shares beneficially owned by any stockholder and the percentage ownership of such stockholder, shares of common stock which may be acquired by a such stockholder upon exercise or conversion of warrants or options which are currently exercisable or exercisable within 60 days of October 31, 2017, are deemed to be exercised and outstanding. Such shares, however, are not deemed outstanding for purposes of computing the beneficial ownership percentage of any other person. Shares issuable upon exercise of warrants and options which are subject to stockholder approval are not deemed outstanding for purposes of determining beneficial ownership. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Includes 5,675,258 warrants and options exercisable within 60 days of October 31, 2017.
(3)	Includes 650,000 warrants and options exercisable within 60 days of October 31, 2017.

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(4)	Based on a Schedule 13D filed by Mr. Kopple with the SEC on September 11, 2013. The business address of Mr. Kopple is 10866 Wilshire Blvd., Suite 1500, Los Angeles, California 90024. The Company is also presently engaged in a dispute with Mr. Kopple that includes a claim regarding approximately 22.9 million warrants which Mr. Kopple claims to be owed to him and his affiliates by the Company. The Company believes that it has valid defenses against Mr. Kopple’s claims and that no warrants are issuable to Mr. Kopple. Accordingly, the amount reflected herein does not include the warrants in dispute. See Item 3. “Legal Proceedings”, “Liquidity and Capital Resources” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017 for additional information regarding the transactions under dispute.
(5)	Excludes the five director nominees who are not yet board members.

The mailing address for each of the officers and directors is c/o Aura Systems, Inc., 10541 Ashdale St., Stanton, CA 90680.

Section 16(a) Beneficial Ownership Reporting Compliance

Our shares of common stock are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and therefore our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such forms received by us, and to the best of our knowledge, executive officers, directors and persons holding greater than 10% of our issued and outstanding stock have failed to file the required reports during the year ended February 28, 2017.

RELATED PARTY TRANSACTIONS

The following describes all transactions since March 1, 2015 and all proposed transactions in which we are, or we will be, a participant and the amount involved exceeds an amount that is the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last two completed fiscal years, other than compensation arrangements that are otherwise required to be described under the section entitled “Executive Compensation.”

Amendment to 2013 Securities Purchase Agreement – On January 30, 2017, the Company entered into an agreement with five of our secured creditors (the “Secured Creditors”), pursuant to which a Securities Purchase Agreement dated May 6, 2013 (the “2013 Purchase Agreement”) among the Company, the Secured Creditors, and two other parties was amended (as amended from time to time, the “Amended Agreement”).

Pursuant to the 2013 Purchase Agreement, we offered and sold convertible notes (the “2013 Notes”) and warrants (the “2013 Warrants”) to the Secured Creditors and the two other parties (collectively, the “2013 Buyers”). The 2013 Buyers purchased an aggregate of approximately $4.9 million principal amount of convertible notes and warrants to purchase shares of common stock. As part of the 2013 transaction, we entered into a security agreement dated on or about May 7, 2013 (the “2013 Security Agreement”) with the 2013 Buyers pursuant to which the 2013 Buyers were granted a security interest in all of the Company’s assets except for its patents and other intellectual properties in order to secure performance of the convertible notes.

The 2013 Purchase Agreement, as well as the related transaction documents can be amended by a written instrument signed by the Company and those 2013 Buyers holding or having the right to acquire at least 75% of the shares of Company’s common stock issuable upon conversion of the convertible notes and exercise of the warrants and any such amendment is binding equally on all Buyers. The Amended Agreement amends the 2013 Purchase Agreement and the 2013 Security Agreement, replaces the convertible notes with “Amended 2013 Notes” and replaces the warrants with “Amended 2013 Warrants.” Pursuant to the Amended Agreement, the Company is obligated to file with the SEC a preliminary proxy statement, which requirement is satisfied by the filing of this preliminary proxy statement, for a stockholders meeting at which the Company will seek stockholder approval of resolutions to (i) elect a new board of at least five directors, and (ii) approve the Reverse Split. The Company is obligated to use its best efforts to solicit stockholder approval of these resolutions. In addition, the Amendment waives any and all events of default under the 2013 Purchase Agreement and related transaction documents existing on or prior to January 30, 2017 and amends the defaults and remedies section of the 2013 Purchase Agreement.

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The Amended Notes provide that all accrued and unpaid interest on the 2013 Notes through October 31, 2016 be added to the principal amount of the Amended Notes. The Amended Notes bear interest at the rate of 0% through the sooner of (i) January 15, 2018 or (ii) the fifth business day following a stockholder meeting and 5% per annum thereafter, subject to reduction to comply with applicable law, and mature in 60 months from the effective date of the Reverse Split. Upon certain financings, within five business days following stockholder approval of the Reverse Split, the Company is obligated to make a payment to the holders of the Amended Notes in the amount of 20% of the outstanding Notes. Immediately upon the effectiveness of the Reverse Split, there shall be a mandatory conversion of 80% of the then-unpaid principal of and all of the then accrued but unpaid interest on the Amended Notes. After the effectiveness of the Reverse Split, and so long as any portion of the Amended Notes are outstanding, the holders thereof may voluntarily convert the unpaid principal and interest thereon into the Company’s common stock at the conversion price of $1.40 per share.

The Secured Creditors hold or have the right to acquire at least 97% of the shares of Company’s common stock issuable upon conversion of the 2013 Notes and exercise of the 2013 Warrants. Two secured creditors, who together hold or have the right to acquire less than 3% of the Company’s common stock issuable upon conversion of the 2013 Notes and exercise of the 2013 Warrants, did not sign the amendment and have named the Company and the Company’s Chief Executive Officer among several defendants in a lawsuit demanding repayment of loans totaling $125,000 plus accrued interest and exemplary damages. However, in that secured creditors holding in excess of 97% of the shares of Company’s common stock issuable upon conversion of the 2013 Notes and exercise of the 2013 Warrants under the 2013 Purchase Agreement have executed the amendment, the 2013 Purchase Agreement provides that the Amendment is binding on all of the secured creditors, including the two plaintiffs in the lawsuit. Management believes that the two plaintiffs have no valid claim against the Company or our Chief Executive Officer. In March 2017, plaintiffs moved for partial summary adjudication against the Company and our Chief Executive Officer; however, the Court denied plaintiffs’ motion. Both the Company and Mr. Gagerman have filed demurrers seeking dismissal of this action, which remain pending at this time. See “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017 for additional information.

Establishment of the Special Committee of the Board - In September 2016, our Board of Directors appointed a special committee comprised of disinterested directors to negotiate with Mr. Breslow and Mr. Kopple, who at the time were both interested board members, in an effort to reach a settlement on the obligations that Messrs. Breslow and Kopple claim are due to them, as discussed in more detail below. The Special Committee was granted full power and authority to act in the name of the entire Board in negotiating with Messrs. Breslow and Kopple in the best interest, and for the benefit of, the Company’s stockholders, and in approving (or rejecting) the terms of any proposed transactions with these individuals.

Breslow Debt Refinancing Agreement - Warren Breslow served as a director of the Company from 2006 to 2017. He resigned his position on our board in March 2017. During the period from 2006 through 2016, Mr. Breslow and his affiliates made various temporary advances to the Company of approximately $14,981,040 in aggregate amount advanced over the years (the “Breslow Advances”). Interest on the Breslow Advances was at a rate of 10% per annum. As of January 24, 2017, there was an outstanding balance of $23,872,614 which represents outstanding principal in the amount of approximately $14,981,040 together with accrued and unpaid interest in the amount of approximately $8,890,573.

On January 24, 2017, the Special Committee approved, and the Company entered into, a Debt Refinancing Agreement (the “Breslow Refinancing Agreement”) with Warren Breslow and the Survivor’s Trust under the Warren L. Breslow Trust (collectively, the “Breslow Parties”), and issued an unsecured convertible promissory note (the “Breslow Note”). At the time of the Breslow Advances and the entering into of the Breslow Refinancing Agreement and at all times in between, Breslow was a director of the Company and, in addition, beneficially owns approximately 4.9% of Company’s common stock. Mr. Breslow is also a trustee of the Survivor’s Trust under the Warren L. Breslow Trust.

Pursuant to the Breslow Refinancing Agreement, the parties agreed that, as of the date thereof, the Company owed the Breslow Parties outstanding principal in the amount of approximately $14,982,040, together with accrued and unpaid interest in the amount of approximately $8,890,573, or a total of approximately $23,872,614.

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Pursuant to the Breslow Refinancing Agreement, the Breslow Parties have canceled and forgiven all accrued interest through the date of the Breslow Refinancing Agreement, have waived all existing events of default relating to the outstanding indebtedness, and have agreed that all instruments or other agreements evidencing or pertaining to the outstanding indebtedness shall be cancelled and shall be superseded and replaced in their entirety by a new promissory note (the “New Breslow Note”) issued by the Company concurrently with, and as a condition of, the Breslow Refinancing Agreement. The New Breslow Note was issued in the principal amount of approximately $14,982,040 (the “Restructured Principal”), bears interest on the Restructured Principal at a rate equal to 0% through the sooner of (i) January 15, 2018 or (ii) the fifth business day following a shareholder meeting, and 5% per annum thereafter. However, in the event of an event of default (as defined in the New Breslow) Note, the interest rate shall become 18% per annum. The entire unpaid balance of the Note is due on the 60th month anniversary of the date of issuance, and may be prepaid or redeemed in whole or in part without premium or penalty. With certain exceptions, if an event of default occurs and is continuing, the holder of the New Breslow Note may, without notice, declare the outstanding Restructured Principal and accrued and unpaid interest thereon to be immediately due and payable.

If stockholder approval of the Reverse Split is not obtained within eighteen months after the date of the Breslow Refinancing Agreement, the Breslow Refinancing Agreement and the New Breslow Note shall be rescinded and shall be of no further force or effect; provided however, that if the Breslow Parties fail to vote all of the voting securities of the Company beneficially owned by them in favor of such proposals such rescission will not apply.

Immediately upon the Reverse Split becoming effective, $11,982,041 of the Restructured Principal shall automatically be converted into 7,403,705 shares of the Company’s common stock. In addition, at any time after the effective date of the Reverse Split, and so long as any portion of the New Breslow Note remains outstanding, the holder thereof shall be entitled to convert any portion thereof then outstanding (together with accrued and unpaid interest) into shares of our common stock, at a conversion price of $1.40 per share, subject to adjustment from time to time in the event of any stock split, reverse stock split or similar subdivision or combination, other than the Reverse Split (which is proposal 2 to this Proxy Statement).

Kopple Debt - Robert Kopple, who has been a director of the Company since September 2013, claims that the Company owes him and certain affiliated parties an aggregate of approximately $3.46 million in principal and interest, in excess of $1.57 million in accrued interest, and warrants to purchase 21,721,648 shares of our common stock at a price of $0.10 per share, as a result of various loans made by Mr. Kopple and his affiliates (collectively, the “Kopple Parties”) to the Company between 2013 and 2016. Mr. Kopple has served as Vice Chairman of the Board since his appointment in 2013.

On or about March 23, 2013, the Kopple Parties made various cash advances to the Company in the aggregate original principal amount of $2,500,000, evidenced by an unsecured convertible note (the “2013 Kopple Note”) with the right to convert outstanding principal and accrued and unpaid interest at $0.50 per share. On or around June 20, 2014, $500,000 of the 2013 Kopple Note was reclassified as a short-term note, the principal amount of the 2013 Kopple Note was reduced from $2.5 million to $2.0 million and the 2013 Kopple Note was amended to provide that an event of default under the June 2014 Agreement (as described and defined below) would also constitute an event of default under the 2013 Kopple Note.

Also in June 2014, the Company entered into a Financing Letter of Agreement (the “June 2014 Agreement”) with two affiliate entities of Mr. Kopple, KF Business Ventures and the Kopple Family Partnership (the “Additional Kopple Parties”), pursuant to which the Additional Kopple Parties loaned us an additional $1,000,000 (the “June 2014 Loan”). In connection with the June 2014 Loan, Mr. Kopple also added $202,205 in penalties and accrued interest, credited the Company with $200,000 for amounts previously repaid by the Company and consolidated several earlier advances into a single new note (the “June 2014 Kopple Note”) in the principal amount of $2,715,206 and bearing simple interest at a rate of 10% per annum. The Company was also required to obtain a subordination agreement from the Breslow Parties in favor of the Kopple Parties with respect to the June 2014 Kopple Note.

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Pursuant to the June 2014 Agreement, the Kopple Parties also placed various restrictions on our ability to raise additional capital, hire qualified personnel and pay certain expenses without his prior approval for so long as the principal amount of his note remained outstanding. The June 2014 Kopple Note also required us to issue Mr. Kopple a stock purchase warrant (the “June 2014 Kopple Warrant”) to purchase approximately 5.43 million shares of our common stock at an exercise price of $0.10 per share, to be exercisable for seven years. Additionally, if we borrowed funds, issued capital stock or rights to acquire or convert into capital stock, or granted rights in respect to territories to any person for cash consideration of more than $5 million in the aggregate after the date of the June 2014 Kopple Note, we would be required to pay the entire amount of such cash consideration in excess of $5 million as a mandatory prepayment of the June 2014 Kopple Note. Additionally, Mr. Kopple required a default provision providing that in the event that the entire outstanding balance of the June 2014 Kopple Note was not paid in full prior to October 1, 2014, then for each consecutive calendar month during the period beginning October 1, 2014 and ending March 31, 2015, the Company would issue to Mr. Kopple additional stock purchase warrants, each to purchase 2,715,206 shares of our common stock, up to a maximum aggregate of approximately 16.3 million shares of our common stock, at $0.10 per share (the “Kopple Penalty Warrants”), the Kopple Penalty Warranties to be exercisable for seven years from the time of their respective issuances. In addition to the Kopple Penalty Warrants, the default provision under the June 2014 Kopple Note provides for a 5% late charge on the total amount due plus 15% per year interest. The Company did not repay the Kopple Parties the amounts loaned to the Company, and the Company has not yet done so. Additionally, the Company has not issued any of the Kopple Penalty Warrants and management believes that Mr. Kopple is not entitled to receive them. The Company has also cancelled the June 2014 Kopple Warrant.

See “Item 3. Legal Proceedings” included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017 for information regarding the dispute with Mr. Kopple regarding these transactions.

Unsecured Creditor Agreements - During the period from 2013 through 2015, a number of investors made various temporary advances to the Company in the aggregate amount of $3,837,206 (the “Investor Advances”). Interest on the Investor Advances was at a rate of 10% per annum. As of February 28, 2017, there was an outstanding balance of $4,504,593 which represents outstanding principal in the amount of $3,837206 together with accrued and unpaid interest in the amount of $667,387. Subsequent to fiscal year end, the Company entered into several Debt Refinancing Agreements (collectively, the “2017 Refinancing Agreements”) with debt holders holding $3,375,669 outstanding principal, plus accrued interest in the amount of $612,888, or a total outstanding obligation in the amount of $3,987,557. The 2017 Refinancing Agreements waive all events of default, cancel and forgive all accrued interest and provide for new five-year 5% convertible notes (the “2017 Refinancing Notes”) in the aggregate principal amount of $3,375,669, with no interest for first six months and 5% per year thereafter. Upon the approval of the Reverse Split by the stockholders the 2017 Refinancing Notes will be converted into 2,435,583 shares of our common stock. The 2017 Refinancing Notes also contain various default provisions related to the timely payment of the principal and interest when due, and in case of the Company filing for bankruptcy protection. The default provisions call for default interest rate of 18% per annum and acceleration of the 2017 Refinancing Notes.

Review and Approval of Related Party Transactions

Our Audit Committee is responsible for the review and approval of all related party transactions required to be disclosed to the public under SEC rules. This procedure, which is contained in the written charter of our Audit Committee, has been established by our Board of Directors in order to serve the interests of our stockholders. Related party transactions are reviewed and approved by the Audit Committee on a case-by-case basis. Under existing, unwritten policy no related party transaction can be approved by the Audit Committee unless it is first determined that the terms of such transaction is on terms no less favorable to us than could be obtained from an unaffiliated third party on an arms-length basis and is otherwise in our best interest.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated Messrs. Bopp, Buschur, Paritee, Wells and Sloane to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the five nominees named in this Proxy Statement.  Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s five nominees.  If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

Directors are elected by a plurality of votes, meaning that the five nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” the election of Messrs. Bopp, Buschur, Paritee, Wells and Sloane.

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PROPOSAL NO. 2

PROPOSED AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO effect a reverse stock split

The Board of Directors adopted resolutions approving and recommending to the stockholders for their approval a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation that would, at the discretion of the Board of Directors, effect a reverse stock split of all of the outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock, whereby each seven (7) shares would be combined, converted and changed into one share of the Company’s common stock.

We refer to this proposal as the “Reverse Split proposal.” Under the proposed amendment, each seven (7) shares of the Company’s common stock currently outstanding, reserved for issuance or held by the Company in treasury stock would be combined, converted and changed into one (1) share of common stock. The par value per share of the Company’s common stock would remain unchanged at $0.0001 per share after the Reverse Split. Please see the table below under the section heading “Principal Effects of the Reverse Split” for an illustration of the effects of the proposed amendment to the Company’s Amended and Restated Certificate.

The text of the proposed form of Certificate of Amendment to the Amended and Restated Certificate to effect the Reverse Split and reduce the total number of authorized shares of common stock is attached to this Proxy Statement as Appendix A. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect the Reverse Split. Whether to proceed with the effectiveness or abandonment of such amendment will be determined by the Board in its sole discretion.

The Board has recommended that the proposed amendment be presented to the Company’s stockholders for approval. Upon receiving stockholder approval of the proposed amendment, the Board will have the sole discretion, until the 2018 Annual Meeting, to elect, as it determines to be in the best interests of the Company and its stockholders, whether to effect the Reverse Split. As described in greater detail below, the Reverse Split is proposed to be effected to remain in compliance with the Amended Agreement, the Breslow Refinancing Agreement, the Refinancing Agreements and the JV Agreement, as further discussed in “Purpose of the Amendment” below.

If the Board determines to effect the Reverse Split by causing the amendment to the Amended and Restated Certificate to be filed with the Secretary of State of the State of Delaware, the Amended and Restated Certificate would be amended accordingly. Approval of the Reverse Split proposal will authorize the Board in its discretion to effectuate the Reverse Split as described above, or not to effect the Reverse Split. As noted, the Board will have the discretion to abandon the Reverse Split if it no longer believes it to be in the best interests of the Company and its stockholders, including for any reason in the business judgment and discretion of the Board. The Company currently expects that the Board will cause the Company to effect the Reverse Split as soon as practicable after the receipt of the requisite stockholder approval.

If the Board elects to effect the Reverse Split following stockholder approval, the number of issued and outstanding shares of the Company’s common stock and those shares held by the Company in treasury stock would be reduced in accordance with the Reverse Split ratio. Except for adjustments that may result from the treatment of fractional share interests, each stockholder will hold the same percentage of the outstanding common stock immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split. As described in greater detail below, as a result of the Reverse Split, stockholders who hold less than seven (7) shares of the Company’s common stock will no longer be stockholders of the Company on a post-split basis.

The Board, with input from senior management, regularly reviews and evaluates the Company’s business, strategic plans and prospects, including the performance of the Company’s common stock, with the goal of maximizing stockholder value. Therefore, the Board has determined that the proposed Reverse Split is necessary for execution of the Company’s business plan. In addition, the Board believes the Reverse Split will provide a number of other benefits to the Company and its stockholders, including enhancing the desirability and marketability of the Company’s common stock to the financial community and the investing public.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

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Purpose of the Amendment

Amendment to 2013 Securities Purchase Agreement – See “Related Party Transactions – Amendment to 2013 Securities Purchase Agreement” for a discussion regarding the Amended Agreement. Pursuant to the Amended Agreement, the Company is obligated to file with the SEC a preliminary proxy statement for a stockholders meeting at which the Company will seek stockholder approval of resolutions to (i) elect a new board of at least five directors, and (ii) approve the Reverse Split. The Company is obligated to use its best efforts to solicit stockholder approval of these resolutions.

Breslow Debt Refinancing – See “Related Party Transactions – Breslow Debt Refinancing Agreement” for a discussion regarding the Breslow Refinancing Agreement. If stockholder approval of the Reverse Split is not obtained within eighteen months after the date of the Breslow Refinancing Agreement, the Breslow Refinancing Agreement and the New Breslow Note shall be rescinded and shall be of no further force or effect; provided however, that if the Breslow Parties fail to vote all of the voting securities of the Company beneficially owned by them in favor of such proposals such rescission will not apply. Immediately upon the Reverse Split becoming effective, $11,930,041 of the Restructured Principal shall automatically be converted into 7,403,705 shares of the Company’s common stock. In addition, at any time after the effective date of the Reverse Split, and so long as any portion of the New Breslow Note remains outstanding, the holder thereof shall be entitled to convert any portion thereof then outstanding (together with accrued and unpaid interest) into shares of our common stock, at a conversion price of $1.40 per share, subject to adjustment from time to time in the event of any stock split, reverse stock split or similar subdivision or combination, other than the Reverse Split.

Unsecured Creditor Agreements – See “Related Party Transactions – Unsecured Creditor Agreements” for a discussion regarding the 2017 Refinancing Agreements. Upon the approval of the Reverse Split by the stockholders the Refinancing Notes will be converted into 1,940,415 shares of our common stock.

China Joint Venture – As previously disclosed, on January 27, 2017, we entered into a Sino-Foreign Cooperative Joint Venture Agreement (the “JV Agreement”) with Jiangsu AoLunTe Electrical Machinery Industrial Co., Ltd. (“AoLunTe”) pursuant to which the parties will establish a joint venture company (the “JV”) for the purposes of manufacturing and distributing our patented mobile power solution in the Peoples Republic of China (“PRC”). The business of the JV is limited to the manufacturing, marketing and sale, repair and maintenance of selected mobile power products for commercial and military use in the PRC only.

Pursuant to the JV Agreement, AoLunTe will own 51% of the JV and we will own 49%, and profits will be distributed based on the ownership interest of each party. AoLunTe will contribute the RMB equivalent of $500,000 in cash within 30 days after the Establishment Date (as defined), as well as tangible and intangible assets (including but not limited to equipment, land and facilities of the site for the JV) not later than 180 days after the Establishment Date (as defined below) valued at $9.25 million. The “Establishment Date” is the first business day after the JV’s receipt of the certificate of approval issued by the PRC governmental authority responsible for approving the JV Agreement and the Articles of Association of the JV. Such approval was granted in March 2017. Pursuant to the JV Agreement, we are required to contribute the RMB equivalent of $250,000 within 45 days after the Establishment Date, as well as an exclusive, non-assignable, and royalty-free license in the PRC to use our intellectual property. We have made the required payment.

The JV shall be governed by a Board of Directors, consisting of three directors nominated by AoLunTe and three directors nominated by us. All “Major Decisions” of the Board, which are specified in a schedule to the JV Agreement, require the vote of two-thirds of the directors, including at least one director nominated by us and one director nominated by AoLunTe. All other decisions of the Board require the approval of a simple majority of directors. A general manager appointed by the Board upon the nomination by AoLunTe shall be responsible for the day-to-day operation and management of the JV, while quality control as well as the financial controller are to managed by individuals to be appointed by the Board upon our nomination, under the supervision of the Board.

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The term of the JV Agreement is 30 years from the Establishment Date, subject to extension by mutual written agreement of the parties. The JV Agreement may be terminated sooner by the written agreement of the parties or in the event of certain specified events, including without limitation a material breach of the JV Agreement which is not remedied (if capable of remedy) within 30 days after written notice of such breach is provided to the other party.

Pursuant to the JV Agreement, AoLunTe will purchase from us $1,250,000 of product, payable in four payments after the Establishment Date in the amounts of $500,000, $250,000, $250,000, and $250,000. The fourth payment will be offset against a prior advance for products paid by AoLunTe to us.

AoLunTe is required by the JV Agreement to purchase 10 million shares of our Common Stock (such number being prior to the contemplated Reverse Split) for an aggregate of $2,000,000 pursuant to a Securities Purchase Agreement, the form of which is attached to the JV Agreement. Pursuant to the terms of the Securities Purchase Agreement, the first installment of $1,000,000 was paid into a mutually-agreed escrow account and subsequently released from escrow in March 2017. The second installment of $1,000,000 was also paid into a mutually-agreed escrow account and is scheduled to be released to us following approval by our stockholders of resolutions electing a new board of directors and approving an amendment to our Certificate of Incorporation to effect the above-referenced 1-for-7 reverse stock split of our Common Stock. The shares of Common Stock to be sold to AoLunTe are being sold pursuant to Regulation S under the Securities Act of 1933, as amended, and will not be offered or sold to any U.S. person or for the account or benefit of any U.S. person prior to the end of the restricted period provided by Regulation S and any other applicable law.

Effective Time

Assuming the Board exercises its discretion to effect the Reverse Split, the reverse stock will become effective as of the date and time (the “Effective Time”) upon which the certificate of amendment to the Amended and Restated Certificate to effect the Reverse Split is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the “DGCL”), without any further action on the part of the Company’s stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of common stock for certificates representing post-split shares. The Board, in its discretion, may delay or decide against effecting the Reverse Split and the filing of the certificate of amendment to the Amended and Restated Certificate to effect the Reverse Split without resoliciting stockholder approval. It is currently anticipated that if stockholder approval is obtained for the Reverse Split described in this proposal, the Board would cause the Company to effect the foregoing as soon as practicable after obtaining such stockholder approval.

Principal Effects of the Reverse Split

After the Effective Time, each stockholder will own a reduced number of shares of the Company’s common stock. However, the Company expects that the market price of the Company’s common stock immediately after the Reverse Split will increase substantially above the market price of the Company’s common stock immediately prior to the Reverse Split. The proposed Reverse Split will be effected simultaneously for all of the Company’s common stock and shares held in treasury stock, and the ratio for the Reverse Split will be the same for all of the Company’s common stock and shares held in treasury stock. The Reverse Split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the Reverse Split would result in any of the stockholders owning a fractional share interest as described below). Likewise, the Reverse Split will affect all holders of outstanding equity awards under the Company’s 2006 Stock Option Plan and 2011 Directors and Executive Officer Stock Option Plan (including stock options) substantially the same (except to the extent that the Reverse Split would result in a fractional interest as described below). Proportionate voting rights and other rights and preferences of the holders of common stock will not be affected by the proposed Reverse Split (except to the extent that the Reverse Split would result in any stockholders owning a fractional share interest as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the Reverse Split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the Reverse Split. The number of stockholders of record also will not be affected by the proposed Reverse Split (except to the extent that the Reverse Split would result in any stockholders owning only a fractional share interest as described below).

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The par value per share of the Company’s common stock would remain unchanged at $0.0001 per share after the Reverse Split. Based on the number of shares of the Company’s common stock issued or reserved for issuance under the Company’s 2006 Stock Option Plan and 2011 Directors and Executive Officer Stock Option Plan as of October 31, 2017, approximately 3,181,400 shares of common stock will be issued or reserved for issuance following the Reverse Split, leaving approximately 1,340,328 shares unissued and unreserved for issuance.

For information on the treatment of any fractional share interest that may arise as a result of the reverse stock split relating to equity awards under the Company’s 2006 Stock Option Plan and 2011 Directors and Executive Officer Stock Option Plan, please see the section below under the heading “Effect of the Reverse Split on Equity Awards.”

The proposed Reverse Split will reduce the number of shares of common stock available for issuance under the Company’s 2006 Stock Option Plan and 2011 Directors and Executive Officer Stock Option Plan. All shares of the Company’s common stock subject to outstanding equity awards (including stock options) under Company’s 2006 Stock Option Plan and 2011 Directors and Executive Officer Stock Option Plan and the number of shares of common stock which have been authorized for issuance under those plans but as to which no equity awards have yet been granted or which have been returned to the Company upon cancellation or expiration of such equity awards will be converted at the Effective Time into one-seventh (1/7) of the number of such shares immediately preceding the Reverse Split (subject to adjustment for fractional interests). In addition, the exercise price of outstanding stock options will be adjusted to seven (7) times the exercise price specified before the Reverse Split. This will result in approximately the same aggregate price being required to be paid as immediately preceding the Reverse Split. No fractional shares with respect to the shares subject to the outstanding equity awards will be issued following the Reverse Split. Therefore, if the number of shares subject to any outstanding equity award immediately before the Reverse Split is not evenly divisible (in other words, it would result in a fractional interest following the Reverse Split), the number of shares of common stock subject to such equity award will be rounded down to the nearest whole number, with the fractional share disregarded. For additional information on the treatment of any fractional interest that may arise as a result of the Reverse Split relating to equity awards, please see the section below under the heading Effect of the Reverse Split on Equity Awards.

If the Reverse Split is approved by stockholders, as of the date of this Proxy Statement, holders of the Company’s various Notes will have the right to convert unpaid principal and interest (collectively referred to below as the “Note Amount”) into 27,515,960 shares of the Company’s common stock at the conversion prices reflected below:

	Note Amount	Conversion Price	No. of Shares of Common Stock into Which Notes are Convertible	Pro forma Impact of Potential Conversion on Fully Diluted Basis
Secured Notes (1)	$5,705,131	$1.38	4,116,316	7.55%
Unsecured Notes (2)	$3,837,206	$1.38	2,768,587	5.04%
Warren Breslow	11,982,041	$1.61	7,403,705	13.57%
New Investor Notes	$4,991,582	$0.49	10,186,902	18.68%
Chinese JV Investor	$1,000,000	$1.40	714,286	1.31%

(1)       These include secured notes that were issued to various parties in separate transactions.

(2)       These include unsecured notes that were issued to various parties in separate transactions.

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Additionally, pursuant to an agreement entered into with BetterSea LLC, an independent contractor (“BetterSea Agreement”), upon the effective date of the Reverse Split, the Company has agreed to issue BetterSea LLC such number of shares of Company common stock equal to 4.0% of the Company’s common stock calculated on a post-Reverse Split, fully diluted basis. The number of shares to be issued under the BetterSea Agreement is expected to range from 1,810,580 shares to 2,181,922, depending on the number of shares into which the various Notes are converted. At the high and low end of this range, the issuance of shares to BetterSea would dilute shareholders’ interests by 4.0%. The effects of the proposed amendment to the Amended and Restated Certificate are illustrated in the below table as of October 31, 2017:

	Prior to Reverse Split	After Reverse-Split	After Reverse-Split, Minimum Note Conversion Shares and BetterSea Shares	After Reverse Split, Maximum Note Conversion Share and BetterSea Shares
Reverse Stock Split Ratio	0	1:7
Authorized Shares of Common Stock	150,000,000	150,000,000
Common Stock Outstanding	126,602,875	18,086,125	45,265,072	45,636,414
Shares Subject to Outstanding Equity Awards (stock options)	33,654,021	4,807,717	9,282.983	9,282,983

If the proposed Reverse Split is implemented, it may increase the number of stockholders of the Company who own odd lots of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

The Company’s common stock is currently registered under Section 12(g) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of the Company’s common stock under the Exchange Act.

The proposed amendment to the Company’s Amended and Restated Certificate will not change the terms of the Company’s common stock. After the Reverse Split, the shares of the Company’s common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Each stockholder’s percentage ownership of the new common stock will not be altered by the Reverse Split except for the effect of eliminating fractional shares (which is discussed in more detail below). The Company’s common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. Following the Reverse Split, the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the Reverse Split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the Reverse Split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Company’s common stock as quoted on the OTC Bulletin Board, as of the effective date. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment as described herein. This cash payment merely represents a mechanical rounding off of the fractions in the exchange. For a discussion of the treatment of any fractional interest that may arise as a result of the Reverse Split relating to equity awards under the Company’s 2006 Stock Option Plan and 2011 Directors and Executive Officer Stock Option Plan, please see the section below under the heading Effect of the Reverse Split on Equity Awards.

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As a result of the Reverse Split, stockholders who hold less than seven (7) shares of the Company’s common stock will no longer be stockholders of the Company on a post-split basis. In other words, any holder of six (6) or fewer shares of the Company’s common stock prior to the effectiveness of the Reverse Split would only be entitled to receive cash for the fractional share of common stock such stockholder would hold on a post-split basis. The actual number of stockholders that will be eliminated will be dependent upon the actual number of stockholders holding less than seven (7) shares of the Company’s common stock on the Effective Time. Reducing the number of post-split stockholders, however, is not the purpose of this proposal or the Reverse Split. If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold common stock after the Reverse Split, you may do so by taking either of the following actions far enough in advance so that it is completed before the Reverse Split is effected: purchase a sufficient number of shares of the Company’s common stock so that you would hold at least seven (7) shares of common stock in your account prior to the implementation of the Reverse Split that would entitle you to receive at least one (1) share of common stock on a post-split basis; or if applicable, consolidate your accounts so that you hold at least seven (7) shares of the Company’s common stock in one account prior to the Reverse Split that would entitle you to at least one (1) share of common stock on a post-split basis. The Company’s common stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and common stock held in street name (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the Reverse Split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect of the Reverse Split on Equity Awards

At the Effective Time, the proposed Reverse Split will reduce the number of shares of common stock available for issuance under the Company’s equity incentive plans. All shares of the Company’s common stock subject to outstanding equity awards (including stock options) under the Company’s 2006 Stock Option Plan and 2011 Directors and Executive Officer Stock Option Plan and the number of shares of common stock which have been authorized for issuance under these plans but as to which no equity awards have yet been granted or which have been returned to the Company’s upon cancellation or expiration of such equity awards will be converted at the Effective Time into one-seventh (1/7) of the number of such shares immediately preceding the Reverse Split (subject to adjustment for fractional interests). In addition, the exercise price of outstanding equity awards will be adjusted to seven (7) times the exercise price specified before the Reverse Split. This will result in approximately the same aggregate price being required to be paid as immediately preceding the Reverse Split. No fractional shares with respect to the shares subject to the outstanding equity awards will be issued following the Reverse Split. Therefore, if the number of shares subject to any outstanding equity award immediately before the Reverse Split is not evenly divisible (in other words, it would result in a fractional interest following the Reverse Split), the number of shares of common stock subject to such equity award will be rounded down to the nearest whole number, with the fractional interest disregarded.

Board Discretion to Implement the Reverse Split

If the Reverse Split is approved by the Company’s stockholders at the Annual Meeting, the actual Reverse Split will be effected, if at all, only upon a subsequent determination by the Board that the Reverse Split is in the best interests of the Company and its stockholders at the time. Notwithstanding approval of the Reverse Split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Split, as permitted under Section 242(c) of the DGCL.

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Exchange of Stock Certificates

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Split has been effected. The Company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. If any of your shares are held in certificated form (that is, you do not hold all of your shares electronically in book-entry form), you will receive a letter of transmittal from the Company’s transfer agent as soon as practicable after the Effective Time, which will contain instructions on how to obtain post-split shares. You must complete, execute and submit to the exchange agent the letter of transmittal in accordance with its instructions and surrender your stock certificate(s) formerly representing shares of stock prior to the Reverse Split (or an affidavit of lost stock certificate containing an indemnification of the Company for claims related to such lost stock certificate). Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of the Company’s common stock certificates (including legends, if appropriate). If you are entitled to payment in lieu of any fractional share interest, payment will be made as described above under Treatment of Fractional Shares. No new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has properly completed and executed a letter of transmittal and surrendered such stockholder’s outstanding certificate(s) to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

In connection with the Reverse Split, the Company’s common stock will change its current Committee on Uniform Securities Identification Procedures (“CUSIP”) number. This new CUSIP number will appear on any new stock certificates issued representing shares of the Company’s post-split common stock.

Effect on Beneficial Owners

Stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Split than those that would be put in place by the Company for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

Accounting Consequences

The par value per share of the Company’s common stock would remain unchanged at $0.0001 per share after the Reverse Split. As a result, at the Effective Time, the stated capital on the Company’s balance sheet attributable to the Company’s common stock will be reduced proportionally from its present amount, and the additional paid in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding or held by the Company in treasury stock. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

No Appraisal Rights

The Company’s stockholders are not entitled to appraisal rights under Delaware law with respect to the proposed amendment to the Amended and Restated Certificate to effect the Reverse Split, and the Company will not independently provide the stockholders with any such right.

Material U.S. Federal Income Tax Consequences of the Reverse Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

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All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the Reverse Split. This discussion does not address the tax consequences to stockholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary also assumes that the pre- Reverse Split shares were, and the post- Reverse Split shares will be, held as a capital asset, as defined in Section 1221 of the Code.

As used herein, the term U.S. holder means a holder that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares of common stock discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre- Reverse Split shares for post- Reverse Split shares. The aggregate tax basis of the post- Reverse Split shares will be the same as the aggregate tax basis of the pre- Reverse Split shares exchanged in the Reverse Split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post- Reverse Split shares will include the period during which the stockholder held the pre- Reverse Split shares exchanged in the Reverse Split.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre- Reverse Split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Time.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Split.

Interests of Directors and Executive Officers

The Company’s directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in the Reverse Split proposal except to the extent of their ownership of shares of the Company’s common stock or as otherwise disclosed above.

Vote Required

The affirmative vote, voting in person or represented by proxy, of a majority of the outstanding shares of common stock on the record date is required for approval of the Authorized Shares Amendment. As a result, abstentions and broker non-votes will have the effect of a vote against the proposal.

Director Objection to Reverse Split

Robert Kopple, one of the Company’s current directors, has informed the Company that he intends to oppose the Reverse Split proposal in the Proxy Statement.

Recommendation of the Board

The Board of Directors of the Company recommends that the stockholders vote “FOR” the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board of Directors, a reverse STOCK split of all of the outstanding shares of the Company’s common stock whereby each SEVEN (7) shares would be combined, converted and changed into one (1) share of common stock.

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PROPOSAL NO. 3

APPROVAL, by non-binding advisory vote, the compensation of the Company’s named executive officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding), basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation,” the primary objectives of our executive compensation program are to attract and retain highly qualified personnel, and provide meaningful incentives to promote profitability and growth and reward superior performance.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2017 Annual Meeting, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors currently intends to take into account the outcome of the most recent advisory vote on named executive officer compensation when considering future executive compensation arrangements for the named executive officers, although it is under no obligation to do so. This proposal will be approved if the number of votes cast in favor of approving the non-binding resolution exceeds those cast against it.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL NO. 4

recommendation, by non-binding advisory vote, the frequency of future non-binding advisory votes to approve the compensation of the Company’s named executive officers

The Dodd-Frank Act also enables our stockholders to vote, on an advisory (non-binding) basis, at least once every six years on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. stockholders may also abstain from voting on this matter. This is commonly known as a “say-on-frequency” proposal.

We are asking our stockholders to indicate their support for the option of holding an advisory vote on the compensation of our named executive officers at each annual meeting. Our Board of Directors recognizes that executive compensation is an important matter of stockholder concern and believes that providing stockholders with the opportunity to review our compensation programs annually is a matter of good corporate practice. Further, we believe this frequency should provide the Board of Directors and the Compensation Committee of the Company with more immediate stockholder input on the Company’s executive compensation programs. Accordingly, we are asking our stockholders to vote for a frequency of once every “ONE YEAR” for the following resolution at the Annual Meeting:

“RESOLVED, that the Company hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers, with a frequency of once every one year, two years or three years, whichever receives the highest number of votes cast with respect to this resolution.”

The say-on-frequency vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors currently intends to take into account the outcome of the say-on-frequency vote, although it is under no obligation to do so. The decision of the Company on how frequently it intends to hold future say-on-pay votes will be disclosed in a Form 8-K that will be filed with the SEC following the Annual Meeting. The frequency (every one, two, or three years) receiving the highest number of votes will be deemed to be the choice of our stockholders with respect to the advisory (non-binding) vote on the frequency of voting on the compensation of our named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR”.

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PROPOSAL NO. 5

RATIFICATION OF the appointment of KSP Group, Inc. as the Company’s independent registered public accounting firm

The Audit Committee of our Board has appointed KSP Group, Inc. to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018. If stockholders do not ratify the appointment of KSP Group, Inc. as our independent registered public accounting firm for 2018, the Audit Committee will review its future selection of the independent registered public accounting firm. In addition, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our shareholders. A proposal to ratify the appointment will be presented at the Annual Meeting. Representatives of KSP Group, Inc. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Principal Accounting Fees

The following table sets forth the aggregate fees billed to us by KSP Group, Inc. for the years ended February 28, 2017, and February 29, 2016:

	Year Ended
	February 28, 2017	February 29, 2016
Audit Fees	$32,000	$47,500
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-

Total	$32,000	$47,500

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements and review of financial statements included in our Form 10-K for the fiscal year ended February 28, 2017, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “audit fees;” (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Audit Fees

Services provided to us by KSP Group, Inc. with respect to the audit of our annual financial statements and review of our annual reports on Form 10-K for the fiscal year ended February 28, 2017 and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of the years ended February 28, 2017 and February 29, 2016.

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Audit Related Fees

KSP Group, Inc. did not provide any professional services to us during fiscal 2017 or fiscal 2016 which would constitute “audit related fees”.

Tax Fees

KSP Group, Inc. did not provide any professional services to us during fiscal 2017 or fiscal 2016 which would constitute “tax fees”.

All Other Fees

KSP Group, Inc. did not provide any professional services to us during fiscal 2017 or fiscal 2016 which would constitute “other fees”.

On February 8, 2017, Kabani & Company, Inc. (“Kabani”) resigned as the Company’s independent registered public accounting firm, effective as of February 8, 2017.

Kabani served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended February 28, 2014, and February 28, 2013. The reports of Kabani on the Company’s financial statements for the years ended February 28, 2014, and February 28, 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended February 28, 2014, and February 28, 2013 and through September 18, 2017, there were no disagreements with Kabani on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Kabani would have caused it to make reference to the subject matter of the disagreements in connection with its reports. During the fiscal years ended February 28, 2014, and February 28, 2013 and through September 18, 2017, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

In February 2017, the Company engaged KSP Group, Inc. as the Company’s independent registered public accounting firm for the fiscal years ending February 28, 2015, February 29, 2016 and February 28, 2017. The decision to appoint KSP Group, Inc. was approved by the Audit Committee of the Board of Directors.

During the two most recent fiscal years and during the subsequent interim period from March 1, 2017 through September 18, 2017, neither the Company nor anyone on its behalf consulted KSP Group, Inc. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KSP Group, Inc. concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(v), respectively.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under the SEC’s rules, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with the SEC’s rules, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2017 and 2016 all services provided by KSP Group, Inc. were pre-approved by the Audit Committee in accordance with this policy.

There were no hours expended on the principal accountant’s engagement to audit the registrant’s financial statements for the most recent fiscal year that were attributed to work performed by persons other than the principal accountant’s full-time, permanent employees.

Vote Required

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of KSP Group, Inc. as our independent registered public accounting firm for the fiscal year ending February 28, 2018. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.

If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE to ratify the appointment of KSP Group, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018.

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MISCELLANEOUS

Stockholder Proposals

Stockholder proposals complying with the applicable rules under the Exchange Act intended to be presented at the 2018 Annual Meeting of stockholders must be received at the offices of the Company by                  , to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Corporate Secretary, Aura Systems, Inc., 10541 Ashdale St., Stanton, CA 90680. SEC rules provide that if the date of our 2018 Annual Meeting is advanced or delayed more than 30 days from the date of the 2017 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2018 Annual Meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2018 Annual Meeting.  Upon determination by the Company that the date of the 2018 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2017 Annual Meeting, we will disclose that change in the earliest possible Quarterly Report on Form 10-Q or as otherwise permitted by SEC rules.

Additional Information

A copy of our Annual Report on Form 10-K for the fiscal year ended February 28, 2017, which has been filed with the SEC pursuant to the Exchange Act, is being furnished to you along with this Proxy Statement.  Additional copies of this Proxy Statement, Annual Report, as well as copies of any Quarterly Report on Form 10-Q or Current Reports on Form 8-K may be obtained without charge upon written request to the Corporate Secretary, Aura Systems, Inc., 10541 Ashdale St., Stanton, CA 90680, or on the SEC’s Internet website at www.sec.gov.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact us c/o Corporate Secretary, Aura Systems, Inc., 10541 Ashdale St., Stanton, CA 90680.  If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

Other Matters

We know of no other matters to be submitted to the stockholders at the Annual Meeting.  If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment, subject to direction by the Board of Directors.

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APPENDIX “A”

REVERSE SPLIT AMENDMENT

CERTIFICATE of AMENDMENT of

AMENDED AND RESTATED CERTIFICATE of INCORPORATION of

AURA SYSTEMS, INC.

Pursuant to §242 of the General Corporation Law of the State of Delaware

Aura Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding the following:

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, each seven (7) shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the fair market value of such fractional share interests based on the closing price per share of Common Stock on the principal market on which the Common Stock trades on the trading day immediately preceding the date on which the Effective Time occurs. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND: This Certificate of Amendment shall become effective as of [       ], 201[       ] at [       ] [a.m./p.m.].

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on [          ], 201[          ], at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, I have signed this Certificate this _____ day of [__], 2017.

AURA SYSTEMS, INC.

By:
Name:
Title:

AURA SYSTEMS, INC.

10541 Ashdale St.,

Stanton, CA 90680

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Aura Systems, Inc. (the “Company”) hereby appoints Melvin Gagerman as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Annual Meeting of stockholders of the Company to be held on                    ,                    , 2017 at                     a.m. Pacific Time at                                                                             , and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

PROPOSAL 1 – Election of Directors:  (CHECK ONE ONLY)

FOR all five nominees listed below.

WITHHOLD AUTHORITY to vote for all five nominees for director listed below.

FOR all five nominees for director listed below, except WITHHOLD AUTHORITY to vote for the nominee(s) whose name(s) is (are) lined through.

Nominees for election to the Board of Directors are Roland J. Bopp, Ronald J. Buschur, Michael Paritee, Jonathon Sloane and Gary Wells.

PROPOSAL 2 – To approve amendment to the Company’s Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board of Directors, a reverse stock split of all of the outstanding shares of the Company’s common stock, whereby each seven (7) shares would be combined and changed into one (1) share of common stock.

FOR                      AGAINST                          ABSTAIN

PROPOSAL 3 – To approve, by non-binding advisory vote, the compensation of the Company’s named executive officers.

FOR                      AGAINST                          ABSTAIN

PROPOSAL 4 – To recommend, by non-binding advisory vote, the frequency of future non-binding advisory votes to approve the compensation of the Company’s named executive officers.

ONE YEARS                      TWO YEARS                          THREE YEARS                          ABSTAIN

PROPOSAL 5 – To ratify the appointment of KSP Group, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018.

FOR                      AGAINST                          ABSTAIN

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders(s).  If no direction is made, this proxy will be voted “FOR” the nominees of the Board of Directors in the election of directors and “FOR” proposals 2, 3 and 5 and “ONE YEAR” for proposal 4.  This proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

Dated:                                                      , 2017

stockholder Signature

stockholder Signature

Note: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.